Exhibit 10.13

Party A: Zero Point Information Industry Investment Management Co., Ltd

Party B: Yangzhou Branch of Tianjin Mingda Jiahe Real Estate Incorporated Co. Ltd.

In accordance with “Contract Law of People’s Republic of China” and Relevant Laws and Regulations , on the basis of equality and willingness, Party A and Party B reach into agreement after consultation in respect to Party B’s renting of Party A’s house in Party A’s premise for the purpose of investment and op0065ration.

Clause 1 Both party to this agreement

1.1	Affiliated with Yangzhou Information Service Industry Base Administrative Office (hereby referred as industry base , ), Party A is engaged with operation and management in business and investment introduction, corporate service, talents orientation, property lease etc. according to company law of People’s Republic of China and relevant laws and regulations.

1.2	Party B is Yangzhou Branch of Tianjn Mingda Jiahe Incorporated Co. Ltd., business license registration No.: , responsible person for the branch: Qiang Ma, ID no. of Qiang Ma:

Clause 2 Investment profile

2.1 Party B rent room 709, F7, Building 23, industry base, term of lease: from 1st Nov, 2017 to 31st , Oct, 2018, floor area 57.66 square meters, mainly engaged in: commercial house sales agent; real estate project marketing and plan; business information advising, real estate project plan, interior and exterior decoration.

Clause 3 Fees and term of payment

3.1 House rent: Party B is subject to a concessionary rent from Party A by 1.2 yuan/square meter/day (excluding property administration fee, water tariff and electricity fee and other external fees.) Party A collects rent from Party B as per the concessionary rent implementing the principle of “pay first and then use”.

After execution of the agreement, Party B shall pay the rent for the first period prior to 1st Nov.2017 amounting to RMB16,744.00yuan (for 1st Nov,2017 to 30th Jun.2018).The remaining rent shall be settled every half year. Party B shall pay the rent for next period prior to every 30th Jun and every 31st, Dec.

3.2 Property administration fee: 3.8yuan/square meter/month, in the event of adjustment to the property administration fee, adjustment shall be made otherwise according to the Party A’s written notice, implementing the principle of “pay first and then use”.

After the execution of the agreement, Party B shall pay the property administration fee for the first period amounting to RMB1,753.00 yuan (for 1st Nov. 2017 to 30th , Jun,2018). Remaining property administration fee is settled every half year. Party B shall clear the fee for the next period prior to every 30th Jun, and every 31st, Dec.

3.3 electricity fee: 1.1yuan/degree (including Amortization loss), collected by Zero Point Company.

Lighting electricity fee: before the installation of intelligent meter, electricity fee is paid every month as per the actual indication in the mechanic meter. After the installation of intelligent meter, electricity fee is pre-charged as per actual demand.

Air conditioning electricity fee: before the installation of intelligent meter, electricity fee is amortized every month based on the areas of each floor as per the actual indication in the installed meter for air conditioning, the total floor area is 1864.43 square meters for the north part of the seventh floor of building 23 of which the room 709 covers 3.1%. After installation of intelligent meter, electricity fee is pre-charged as per the actual demand.

3.4 Water tariff: 4.5yuan/ton (amortized as per agreed area), debit and credit based on water company‘s settlement cycle and no arrears allowed, if Party B pays in arrears, Party A is entitled to claim surcharge for overdue in accordance with relevant national regulations.

3.5 Party B shall undertake maintenance except that for the main structure of the house and equipment in the public area and in charge of maintaining the equipment and facilities kept in good condition and provided by Party A at the start of maintenance. Party B shall try its best to maintain public equipment and reasonably use them and bears the cost in case of improper use or intentional damage.

3.6 Other relevant costs that shall be borne by Party B: service fee for treatment of trash from urban production and operation, service fee for treatment of urban residential trash etc. in accordance with “Administration and Implementation Rules for Treatment Fee for Yangzhou Urban Trash”.

3.7 Party B shall bear the costs of telephone communication fee, optical cable internet fee, maintenance and transformation fee in the rented house etc.

3.8 Party B shall deliver the agreement performance fee amounting to RMB4,000.00 yuan at the date of agreement signature, which shall be refunded upon expiration of agreement and no violation of obligation thereon after cost clearance and recognition by Party A.

3.9 Party A’s bank of deposit: Guangling Branch of Bank of China account title: Zero Point Industry Information Industry Investment and Management Co. Ltd., account:

3.10 Zero Point Information Industry Investment and Management Co. Ltd. affiliated with Yangzhou Information Service Industry Base Administrative Office, Is the main body in charge of industry base management.

Clause 4 Responsibilities and obligations of both party

4.1 Obligations and responsibilities of Party A

4.1.1 With the preconditions of Party B’s performance of investment obligation, Party A is obligated to offer concessionary rent to Party B with regards to the description in 3.1of clause 3.

4.1.2 Party A shall provide Party B with registration and relevant corporate service in entering the industry base.

4.2 Obligations and responsibilities of Party B

4.2.1Party B is committed to let a team consisting of over three persons to reside in office prior to 30th Nov, 2017 and to pay annual tax not less than 200,000.00yuan in the industry base within the term of agreement.

4.2.2 Party B commits to Party A that the rented house is solely for the purpose of office. Party B is obligated to restrict resident personnel to be in compliance with relevant regulations and requirements from Party A and cooperate with Party A in well performing the property administrative work and safe guards work.

4.2.3 In case of surrender of tenancy with cause attributable to Party B, “Earlier Termination of Agreement” shall be signed three months in advance of the termination.

4.2.4 Party B commits in the event of the following acts during the term of lease, Party A is entitled to terminate the agreement and reclaim the house:

(1) Party B’s failure to meet annual tax requirement;

(2) Sublease or under-lease the house to another person;

(3) Without Party A’s consent, transform the house structure or demolish the house without authorization;

(4) Arrears of rent or other expenses or payments due to Party B accumulated for more than one month;

(5) Violate the agreement by demolishing the rented house and will not repair the damaged within the reasonable period required by Party A or refuse to undertake the responsibility to maintain the house and cause it in serious condition;

(6) Party B is not up to the industry positioning in the industry base and not conformance to industry development direction;

(7) The rented house is vacant for as long as over one month;

(8) Fail to abide by the safe production and management requirements issued by national, provincial and municipal governments in conducting decoration, production and operation, which results in safety accidents.

(9) Other failure of Party B to meet the obligation required by the agreement

4.2.5 Party B commits to keep in confidential the preferential policy offered by Party A, in the event of divulging it by Party B, Party B is not entitled to it.

4.2.6 Party B commits that upon expiration of agreement, all the mobile property incurred by Party B in the rented house shall be cleared by Party B and all the other immovable property including interior decoration shall belong to Party A free of charge

4.2.7 If Party B changes the main body of actual use and main body of agreement under the agreement within the term of agreement or fails to meet obligations required by the agreement, Party A shall cease to offer preferential policy under the agreement to Party B.

Clause 5 Other provisions

5.1 Property related provisions in the industry base:

5.1.1 Party A allows Party B to decorate, improve the house and add other things to the extent : with the premise of agreement by Party A and payment of deposit, Party B could conduct interior decoration without changing the main structure of the house, improve or add other things, the costs of which shall be borne by Party B.

5.1.2 Without Party A’s consent, Party B is not allowed to add any facilities or attachments to the contrary side of the house.

5.1.3 Prior to the decoration, Party B shall furnish two sets of complete construction drawing and diagram of change of firefighting. The portion of central air conditioning, fresh flue and spray and fire fighting system which exceeds the original standard fitting by Party A shall be settled by Party B. the relevant cost shall be bore by Party B. Change of fire fighting to the decoration design shall be entrusted to qualified organization who will issue change diagram, Party B shall bear the change cost and construction fee and will complete firefighting review and approval as required by laws and regulations.

5.2 House delivery and acceptance test:

5.2.1 Upon delivery of the house, Party A shall guarantee the house and ancillary facilities and equipment shall be kept in good condition ready to use.

5.2.2 Both Party are involved in the acceptance test and shall submit disagreement, if any, in respect to hardware of decoration, implements and equipment. For those hard to detect and judge, proclamation shall be filed within three days otherwise it is deemed as no disagreement.

5.2.3 Upon expiration of renting, Party B shall return the house and ancillary facilities in good condition to Party A and shall repair them in case of damage and bear the costs of maintenance.

5.2.4 Party B shall unconditionally return the house to Party A upon the expiration of lease agreement or within 5 days from the date of termination decision. Upon expiration of 5days, Party A shall directly take over the house. If there are leftovers in the house, they are deemed as having discarded by Party B and Party A has rights to dispose of them.

5.2.5 Party A could resort to certain measures under the agreement in case of Party B’s failure to perform obligations of agreement. In accordance with agreement provisions, costs shall be settled and leftovers shall be disposed after Party A reclaims the house or Party B withdraws from the house. Relevant leftovers not disposed for period overdue shall be regarded as discard.

5.3 Party A offers preferential policy under the agreement with the preconditions that Party B shall perform the investment obligation required in the agreement. If Party B fails to perform the foregoing investment obligations, Party A has right to discount or cancel relevant preferential policy as the case may be.

5.4 During the execution of the agreement, Party A could post to Party B various documents. The confirmed post address is Room 709, F7, Building23, Jiangsu Information Service Industry Base III, Xincheng, Guangling District, Yangzhou, Jiangsu province. Party B shall guarantee the accuracy of the post address. Relating document sent to the above address by Party A shall be deemed as well received upon post

5.5. If Party B would continue to rent the property under the agreement, written application shall be filed to Party A one month in advance of the expiration. Upon agreement, both party shall otherwise sign “Investment and Cooperation and Lease Agreement. ” In case of no agreement or signing of “Investment and Cooperation and Lease Agreement”, Party B shall promptly withdraw from the premise.

5.6 Incorrupt provision

5.6.1 Party B shall not offer any bribes including money and property to any work staff(including families, friends of Party A or persons directly or indirectly interconnected with Party A) of the other party for the benefit of obtaining transaction opportunity or beneficial transaction opportunity.

5.6.2 Party B shall not receive any offers or interests listed in provision 5.6.1 from the other party out of personal interest or other interest.

5.6.3 In case of business needs, both party shall participate in all kinds of meetings, activities or entertainments held by the other party after agreed by both party’s leaders.

5.6.4 In the event that Party B violates relevant regulations under specific agreement, it shall be dealt with after verification (dissolve the agreement); if in relation to crimes, it shall be governed by judicial authority and prosecuted for its criminal liability.

Clause 6

6.1 The content of the agreement, as well as discussion, negotiations and disclosure relating to the issues contained in the agreement carried out before and after the execution of the agreement shall all be deemed as confidential information. Without the other party’s written consent, either party shall not divulge relevant confidential information to the external source.

Clause 7

Both party recognize that they have read the agreement and agree that: This Agreement is a complete record of all agreements and engagements between the parties on matters of cooperation and supersedes foregoing oral and written engagement, letter of intention and suggestions. Without both parties’ written revision, no change is allowed to the agreement. The appendices of the agreement constitute an integral part and bear the same legal effect as the text of the agreement.

7.2 The matters not covered in this contract shall be separately agreed by both parties in supplementary provisions to the agreement on the basis of principles determined by the agreement. The supplementary provisions bear the same legal effect as the agreement.

Clause 8

8.1 During the execution of the agreement, if either party considers it is necessary to revise, it shall submit to the other party written suggestions and excuses for revision. Revision can be made after both party’s consultation and agreement and constitute as appendices to the agreement. If no new amendment is reached between the parties, the original agreement shall remain in force.

Clause 9

9.1 In case of force majeure occurred during the execution of agreement in the form of war, flood, fire, earthquake etc. which affect the normal execution, the affected party shall notify the other party as soon as possible of the force majeure conditions and issue certification documents for the other party to confirm.

9.2 The agreement terminated due to the above reason of force majeure and national policy, rent is calculated as per time of actual use. In the circumstances of less than one complete month, number of days shall be counted.  The overcharge shall be refunded and payment of the shortage shall be demanded.

9.3 Both party shall promptly consult on the further execution of agreement affected by the force majeure.

Clause 10 Execution and effectiveness of the agreement

10.1 The agreement is in quadruplicate with each party holding two copies. The copies bear the same legal effect. The agreement is governed by the court of the place where the agreement is performed in the event of dispute.

10.2 The agreement comes into effect upon both party’s signature, Party B’s payment of performance fee, rent for the first period and property administration fee.

Appendix 1 ID Card Photo Copy of Party B’s Legal Representative

Appendix 2 Photo Copy of Business License of Party B’s Company

Party A (seal) Zero Point Information Industry Investment and Management Co. Ltd.

Legal representative’s (or authorized representative) signature: /s/ Zero Point Information Industry Investment Management Co., Ltd

Date: day month year

Party B (seal) Yangzhou Branch of Tianjin Mingda Jiahe Real Estate Incorporated Co. Ltd.

Legal representative (or authorized representative) signature: /s/ Yangzhou Branch of Tianjin Mingda Jiahe Real Estate Incorporated Co. Ltd.

Date: day month year